Exhibit 99.1

ATHLON ENERGY ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

FORT WORTH, Texas—(BUSINESS WIRE)—May 6, 2014

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today reported record first quarter 2014 financial results.

Company Highlights

•                  Adjusted EBITDA increased 94% to $79.0 million for the first quarter 2014 as compared to $40.7 million for the first quarter 2013.

•                  Discretionary cash flow increased 90% to $68.5 million for the first quarter 2014 as compared to $36.0 million for the first quarter 2013.

•                  Average daily production volumes for the first quarter 2014 increased 71% to 17.0 MBOE/D as compared to 10.0 MBOE/D produced in the first quarter 2013, above the high-end of Company guidance.

•                  Direct LOE decreased 15% to $6.85 per BOE for the first quarter 2014 from $8.07 per BOE for the first quarter 2013.

•                  The Company recently closed on approximately $200 million of previously announced $873 million acquisitions.

“With the addition of $970 million in negotiated transactions year-to-date within our core operating areas and the associated financings, our Company is well positioned to deliver high rate of return growth and solid financial performance for years to come,” stated Bob Reeves, Chairman, President & Chief Executive Officer. “We have built a substantial position in the heart of the Northern Midland Basin where additional zones continue to be delineated horizontally, making it the most oil dense resource basin in the Country.”

First Quarter 2014 Financial Results

Athlon’s average daily production volumes for the first quarter 2014 reached a record high of 16,987 BOE/d as compared with 9,959 BOE/d produced in the first quarter 2013, representing a 71% increase year-over-year. First quarter production was above the high-end of the Company’s guidance range and was comprised of 61% oil, 21% natural gas liquids and 18% natural gas.

Athlon’s total revenues increased 93% to $105.7 million in the first quarter 2014 as compared to $54.7 million in the first quarter 2013.  Oil revenues comprised 82% and 83% of total revenues during the respective periods.  Athlon’s average wellhead oil price, which represents the net price received for oil production, rose to $93.45 per Bbl in the first quarter 2014 from $84.23 per Bbl in the first quarter 2013.  Athlon’s realized natural gas price increased to $4.51 per Mcf in the first quarter 2014 from $3.27 per Mcf in the first quarter 2013.  First quarter 2014 realized NGL prices increased to $34.61 per Bbl from $31.34 per Bbl during the first quarter 2013.

Direct lease operating expenses (“LOE”) were $10.5 million ($6.85 per barrel of oil equivalent or “BOE”) for the first quarter 2014 versus $7.2 million ($8.07 per BOE) for the first quarter 2013.  With a constant focus on maximizing rates-of-return, this represents another quarter of per unit cost improvement. Production, severance, and ad valorem taxes were $6.8 million (6.4% of wellhead revenues) for the first quarter 2014 versus $3.7 million (6.8% of wellhead revenues) for the first quarter 2013.

Cash general and administrative (“G&A”) expenses for the first quarter 2014 were $4.7 million ($3.09 per BOE), excluding non-cash equity-based compensation of $3.4 million and secondary offering costs of $0.8 million, versus $2.8 million cash G&A expenses ($3.17 per BOE) for the first quarter 2013, excluding $0.4 million in advisory fees and $0.04 million in non-cash equity-based compensation.  The Company continues to aggressively hire high-quality employees as it plans to increase from an operated fleet of eight vertical rigs and one horizontal rig by adding five horizontal rigs, for a total of six horizontal rigs by the first half of 2015.

Derivative fair value loss for the first quarter 2014 was $11.2 million versus $6.8 million for the first quarter 2013.  Since Athlon does not use hedge accounting, changes in the fair value of its derivatives are recognized as gains and losses in the current period.  Included in these losses were total cash settlements paid on derivatives, adjusted for recovered premiums, during the first quarter 2014 of $4.8 million as compared to $0.3 million during the first quarter 2013.

In the first quarter 2014, Athlon recorded an income tax provision of $10.5 million on pretax income of $30.0 million compared to an income tax provision of $0.03 million on pretax income of $10.9 million in the first quarter 2013.  Prior to April 26, 2013, Athlon

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Holdings LP, Athlon’s accounting predecessor, was a limited partnership not subject to federal income taxes. Athlon expects its effective tax rate to be approximately 36% for 2014.

Net income attributable to stockholders for the first quarter 2014 was $18.8 million, or $0.23 per diluted share, as compared to $10.9 million, or $0.16 per diluted share, for the first quarter 2013.  Net income excluding certain items increased 36% to $23.6 million, or $0.28 per diluted share, for the first quarter 2014 as compared to $17.4 million, or $0.26 per diluted share, for the first quarter 2013.

Adjusted EBITDA, Discretionary cash flow, and Net income excluding certain items, are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

Operational Update

During the first quarter 2014, Athlon incurred $136.2 million in development capital expenditures while operating eight vertical rigs and one horizontal rig.  The Company drilled 3 gross horizontal wells (3 net) in Howard County and completed 2 gross horizontal wells (1.5 net) in Glasscock County as well as 1 gross horizontal well (1 net) in Howard County.

As previously disclosed, the Company’s second horizontal Wolfcamp A well in Howard County, Williams 17 #3H (96% WI), was recently placed on production and the Company continues to be encouraged by early results.  Athlon is currently in the process of completing the Tubb 39 #5H (100% WI), its third horizontal well in Howard County, which was successfully drilled to a lateral length of 7,210 ft. in the Wolfcamp A zone.

The Company has moved its first horizontal rig to Glasscock County to drill multiple wells to protect lease boundaries from competitive development by operators directly offsetting Athlon’s acreage. The Company’s second horizontal rig is currently drilling in Midland County, where it will continue drilling multiple Wolfcamp wells in 2014.  In June 2014, Athlon will assume a third horizontal rig in Martin County at closing of its recently announced acquisitions and will add a fourth horizontal rig in Upton County by early fourth quarter 2014.

2014 Outlook (Previously disclosed April 15, 2014)

Drilling Activity

Following its recently announced acquisitions, Athlon’s Board of Directors has approved an increased 2014 capital budget for drilling expenditures of $700 million and an additional $25 million for leasing, infrastructure, capital workovers, and capitalized interest.

Production

Including announced acquisitions and operational outperformance in the first quarter 2014, Athlon expects daily production for the full-year 2014 to average between 23,000 to 24,250 BOE/d.

Operating Expenses

For full-year 2014, Athlon anticipates direct LOE to average $6.25 to $6.75 per BOE. In addition, the Company expects production, ad valorem, and severance taxes to be in the range of 6.5% to 7.0% of wellhead revenues and recurring cash G&A expenses to average between $2.35 and $2.85 per BOE.

Acquisitions and Liquidity Update

On April 8, 2014, Athlon announced agreements with five sellers to purchase properties in Martin, Upton, Andrews, and Glasscock counties and for an aggregate purchase price of $873 million in cash. The assets include 23,500 net acres with current net production of approximately 4,800 BOE/d, net proved reserves of 31 MMBOE (39% PD), and an estimated net reserve potential of over 250 MMBOE.

To finance the acquisitions, Athlon launched and priced concurrent offerings of common equity and senior unsecured notes on April 16, 2014.  As a result of strong investor demand, the common equity offering was upsized from 11,000,000 shares to 12,875,000 shares and priced at $40.00 per share. The underwriters’ option for an additional 1,931,250 shares was fully exercised on the next trading day, bringing the total offering to 14,806,250 shares for net proceeds of $570.5 million. The offering of senior unsecured notes due 2022 was priced at 6.00% and was also upsized from $500 million to $650 million, based on high demand, for net proceeds of $638 million.

Athlon has closed on approximately $200 million of the acquisitions to-date and plans to close the remaining transactions by June 2014. Once the balance of the acquisitions have closed in June 2014, the Company expects to have approximately $1.1 billion of total liquidity, consisting of $837.5 million of undrawn borrowing capacity under the credit facility and excess cash on hand. The Company believes its liquidity is sufficient to meet current cash requirements.

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Conference Call and Annual Meeting Details

Title: Athlon Energy 1Q 2014 Earnings Conference Call

Date and Time: Wednesday, May 7, 2014 at 10:00 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.athlonenergy.com

Telephone: Dial 1-888-679-8033 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 58608491.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 99436577.  The replay will be available through May 21, 2014.  International callers can dial 617-213-4846 for the live broadcast or 617-801-6888 for the replay.

Athlon’s 2014 Annual Meeting of Stockholders will be held on Thursday, May 29, 2014, at 10:00 a.m. Central Time, at The City Club, 301 Commerce Street, Fort Worth, Texas 76102.  The record date for determination of shareholders entitled to vote at the annual meeting was close of business on Thursday, April 24, 2014.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan, the benefits of pending acquisitions and the closing thereof, expected operating expenses (including LOE, production, ad valorem and severance taxes and recurring cash G&A expenses), expected production for the full-year 2014, the number, location and expected benefits from vertical and horizontal rig activity, liquidity and effective tax rate, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.

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Athlon Energy Inc.

 Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(in thousands, except per share amounts)
Revenues:
Oil	$87,082	$45,659
Natural gas	7,425	3,367
NGLs	11,162	5,720
Total revenues	105,669	54,746
Expenses:
Production:
Lease operating - direct	10,472	7,229
Lease operating - non-cash equity-based compensation	264	8
Production, severance, and ad valorem taxes	6,752	3,739
Depletion, depreciation, and amortization	28,076	18,053
General and administrative	8,965	3,282
Acquisition costs	618	57
Derivative fair value loss	11,180	6,849
Accretion of discount on asset retirement obligations	195	149
Total expenses	66,522	39,366
Operating income	39,147	15,380
Other income (expenses):
Interest	(9,178)	(4,474)
Other	3	—
Total other expenses	(9,175)	(4,474)
Income before income taxes	29,972	10,906
Income tax provision	10,535	27
Consolidated net income	19,437	10,879
Less: net income attributable to noncontrolling interest	662	—
Net income attributable to stockholders	$18,775	$10,879

Net income per common share:
Basic	$0.23	$0.16
Diluted	$0.23	$0.16

Weighted average common shares outstanding:
Basic	82,129	66,340
Diluted	82,129	68,196

Athlon Energy Inc.

 Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Consolidated net income	$19,437	$10,879
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Non-cash and other items	48,430	25,274
Changes in operating assets and liabilities	862	(5,756)
Net cash provided by operating activities	68,729	30,397

Net cash used in investing activities	(225,240)	(90,560)

Financing activities:
Net proceeds from long-term debt	49,000	53,271
Other	—	1,400
Net cash provided by financing activities	49,000	54,671

Decrease in cash and cash equivalents	(107,511)	(5,492)
Cash and cash equivalents, beginning of period	113,025	8,871
Cash and cash equivalents, end of period	$5,514	$3,379

Athlon Energy Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
	2014	2013
	(in thousands)
Total assets	$1,475,620	$1,355,451

Liabilities (excluding long-term debt)	$265,391	$217,616
Long-term debt	549,000	500,000
Equity	661,229	637,835
Total liabilities and equity	$1,475,620	$1,355,451

Working capital (a)	$(83,066)	$45,414

(a)  Working capital is defined as current assets minus current liabilities.

Athlon Energy Inc.

Selected Operating Results

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Total production volumes:
Oil (MBbls)	932	542
Natural gas (MMcf)	1,647	1,030
NGLs (MBbls)	322	183
Combined (MBOE)	1,529	896

Average daily production volumes:
Oil (Bbls/D)	10,354	6,023
Natural gas (Mcf/D)	18,300	11,446
NGLs (Bbls/D)	3,583	2,028
Combined (BOE/D)	16,987	9,959

Average realized prices:
Oil ($/Bbl) (before impact of cash settled derivatives)	$93.45	$84.23
Oil ($/Bbl) (after impact of cash settled derivatives)	88.26	83.65
Natural gas ($/Mcf)	4.51	3.27
NGLs ($/Bbl)	34.61	31.34
Combined ($/BOE) (before impact of cash settled derivatives)	69.12	61.08
Combined ($/BOE) (after impact of cash settled derivatives)	65.95	60.73

Average expenses per BOE:
Lease operating - direct	$6.85	$8.07
Production, severance, and ad valorem taxes	4.42	4.17
Depletion, depreciation, and amortization	18.36	20.14
Cash general and administrative (a)	3.09	3.17

(a)  For the three months ended March 31, 2014, excludes (1) non-cash equity-based compensation of $3.4 million and (2) secondary offering costs of $0.8 million.  For the three months ended March 31, 2013, excludes (1) advisory fees of $405,000 and (2) non-cash equity-based compensation of $41,000.

Athlon Energy Inc.

Derivative Summary as of May 6, 2014

(unaudited)

Period	Average Daily Swap Volume	Weighted- Average Swap Price
	(Bbl)	(per Bbl)

Q2 2014	8,950	$92.71
Q3 2014	9,950	92.52
Q4 2014	10,960	92.31

Q1 2015	9,800	90.90
Q2 2015	9,800	90.90
Q3 2015	4,300	91.11
Q4 2015	4,300	91.11

Athlon Energy Inc.

Non-GAAP Financial Measures

(unaudited)

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure.  The following table provides reconciliations of “Adjusted EBITDA” to consolidated net income and net cash provided by operating activities, Athlon’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Consolidated net income	$19,437	$10,879
Interest expense	9,178	4,474
Interest income	(3)	—
Income taxes	10,535	27
Depletion, depreciation, and amortization	28,076	18,053
Acquisition costs	618	57
Advisory fees	—	405
Secondary offering costs	809	—
Non-cash equity-based compensation	3,703	48
Derivative fair value loss	11,180	6,849
Net derivative settlements paid, adjusted for recovered premiums	(4,839)	(318)
Accretion of discount on asset retirement obligations	195	149
Other non-cash operating items	64	46
Adjusted EBITDA	78,953	40,669
Changes in operating assets and liabilities	862	(5,756)
Current income taxes	(1,197)	—
Cash interest expense	(8,605)	(4,231)
Acquisition costs	(618)	(57)
Advisory fees	—	(405)
Secondary offering costs	(809)	—
Amortization of deferred premiums paid	143	177
Net cash provided by operating activities	$68,729	$30,397

“Adjusted EBITDA” is used as a supplemental financial measure by Athlon’s management and by external users of Athlon’s consolidated financial statements, such as investors, lenders under Athlon’s credit agreement, commercial banks, research analysts, and others, to assess: (1) the financial performance of Athlon’s assets without regard to financing methods, capital structure, or historical cost basis; (2) Athlon’s operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and (3) the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

“Adjusted EBITDA” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Adjusted EBITDA” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Adjusted EBITDA” in the same manner.

This press release also includes a discussion of “Discretionary cash flow”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Discretionary cash flow” to consolidated net income, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Consolidated net income	$19,437	$10,879
Non-cash interest expense	570	243
Deferred income taxes	9,338	27
Depletion, depreciation, and amortization	28,076	18,053
Non-cash equity-based compensation	3,703	48
Derivative fair value loss	11,180	6,849
Net derivative settlements paid, adjusted for recovered premiums	(4,839)	(318)
Accretion of discount on asset retirement obligations	195	149
Secondary offering costs	809	—
Other non-cash operating items	64	46
Discretionary cash flow	$68,533	$35,976

“Discretionary cash flow” is used by the investment community as a financial indicator of an oil and natural gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. “Discretionary cash flow” is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

“Discretionary cash flow” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Discretionary cash flow” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Discretionary cash flow” in the same manner.

This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Net income excluding certain items” to net income attributable to stockholders, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended
	March 31,
	2014	2013
	(in thousands, except per share amounts)
Net income attributable to stockholders	$18,775	$10,879
Add: derivative loss in excess of recovered premiums	6,341	6,531
Add: acquisition costs	618	57
Add: secondary offering costs	809	—
Change in noncontrolling interest for above items	(169)	—
Tax effect of above items	(2,729)	(66)
Net income excluding certain items	$23,645	$17,401

Diluted weighted average common shares outstanding	82,129	68,196

Net income excluding certain items per diluted share	$0.28	$0.26

Athlon believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.   Athlon believes “Net income excluding certain items” comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of Athlon and its performance relative to other oil and natural gas exploration and production companies.

“Net income excluding certain items” should not be considered an alternative to net income attributable to stockholders, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Net income excluding certain items” in the same manner.